AMENDMENT NO. 1 (“Amendment”) dated as of January 31, 2012,
to the
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
dated as of December 31, 2008 by and between
THQ Inc., a Delaware corporation (the “Company”),
and BRIAN J. FARRELL (the “Executive”)
RECITALS
WHEREAS, the Company and the Executive are parties to the Second Amended and Restated Employment Agreement dated as of December 31, 2008 (the “Employment Agreement”); and
WHEREAS the Board of Directors of the Company (“Board”) and Executive wish to amend the Employment Agreement as set forth herein;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained therein, the parties agree that the Employment Agreement shall be amended as follows:
1.Section 3.1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
3.1 Base Salary. An annual base salary (“Base Salary”) (payable in substantially equal installments at the Company's normal pay periods) during the period from February 13, 2012 through February 12, 2013 of $359,250. Company and Executive shall review the Base Salary annually thereafter, provided that it shall be no lower than $718,500 per year commencing on February 13, 2013, and it may be increased (but not decreased) for subsequent periods unless the parties agree otherwise in writing.
2.Section 4.5 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
4.5    Life and Disability Insurance. The Company shall provide to Executive, and pay the premiums on, insurance on Executive's life in the amount of $3 million as well as, on an after-tax basis, long-term disability insurance for the Executive covering at least 80% of the greater of Executive's Base Salary as of January 1, 2012 or his then current Base Salary during the Employment Term and for a period of twenty-four (24) months thereafter, each of which shall have the coverage reasonably requested by Executive; provided, however, that the foregoing coverage shall be subject to any insurance examinations of Executive required by the insurer. Executive shall designate the beneficiaries under the disability and life insurance policies.
3.Section 7.4(a)(2) of the Employment Agreement is hereby amended to add “without Executive's written agreement,” at the beginning of the section.
4.Section 7.5(a)(1) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
(1)    a lump sum payment, payable within 30 days of termination, equal to (x) three (3) times the greater of Executive's Base Salary as of January 1, 2012 or his then current Base Salary, plus (y) one (1) times bonus compensation equal to the highest annual Bonus plus Performance Bonus amounts received by Executive during any prior fiscal year.

5.Section 7.6 is hereby deleted in its entirety and replaced with the following:
7.6 Death or Disability. If Executive dies prior to the end of the Employment Term or if the Board makes a Disability Determination, Executive or his beneficiary or estate shall be entitled to receive (in addition to amounts and benefits under any life insurance policy or disability program or policy) the higher of the Executive's Base Salary as of January 1, 2012 or his then current Base Salary (“Disability Salary”) pro rated for the period up to the date on which the death or Disability Determination occurs and a pro-rated Bonus for the fiscal year in which the death or Disability Determination occurs payable at the same time such Disability Salary or Bonus would otherwise have been paid had the Executive continued employment. In addition, the vesting or lapsing of restrictions of all stock options, stock appreciation rights and restricted stock granted to Executive that are not exercisable or remain restricted as of the date on which the Death or Disability Determination occurs shall be accelerated, and Executive or his beneficiary or estate shall be entitled to exercise such stock options and stock appreciation rights, together with all stock options and stock appreciation rights that are exercisable as of the date of death or Disability Determination, through the stated expiration date of such stock options and stock appreciation rights.

In addition, in the event of such a termination the Company shall within 20 days of such termination pay to the Executive or his personal representative, as the case may be, severance pay in a lump sum equal to the greater of Executive's Base Salary as of January 1, 2012 or his then current Base Salary for one year, subject to compliance with Section 8.
6. Section 7.7(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
(a)    If the Executive's employment is terminated by the Company other than for “Cause” (as defined in paragraph 7.3 hereof) within one year subsequent to a Change of Control or if the Executive voluntarily terminates such employment within one year subsequent to a Change of Control for any reason (whether or not Good Reason) (the “Evaluation Period”), then in either such event, the Executive shall be entitled to the following payments and benefits as well as those set forth in paragraphs 7.5(a)(2through and including7.5(d):
three (3) times the sum of:
(x) the greater of Executive's Base Salary as of January 1, 2012 or his then current Base Salary, plus
(y) bonus compensation equal to the highest annual Bonus plus Performance Bonus amounts received by Executive during any prior fiscal year.
6.Company hereby agrees to pay Executive's reasonable legal fees incurred in connection with the review, interpretation, drafting and documentation of this Amendment up to a maximum amount of Five Thousand US Dollars (US $5,000.00).
7.Except as specifically amended in the Amendment, all other terms and conditions of each Agreement shall continue in full force and effect and govern this Amendment as if repeated herein in full, and are hereby ratified and affirmed. Unless specified otherwise within this Amendment, all capitalized terms used in this Amendment shall have the same meanings ascribed to them as set forth in each

Agreement. In the event of any conflict between the express terms of the Agreement and this Amendment, the terms of this Amendment shall control.
IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

Company:

THQ Inc., a Delaware Corporation

By:	/s/ Kris Graves
Its:

/s/ Brian J. Farrell
Brian J. Farrell